Exhibit 4.6

Execution Version

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of July 1, 2014 (this “Supplemental Indenture”), among Actavis plc (the “Parent Guarantor”), Tango Merger Sub 2 LLC (the “Company”), as successor in interest to Forest Laboratories, Inc. (“Forest Labs”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Forest Labs and the Trustee have heretofore executed and delivered an indenture dated as of January 31, 2014 (the “Original Indenture”), as supplemented on the date hereof to provide for the assumption by the Company of all of Forest Labs’s obligations with respect to the Notes and the Original Indenture (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 4.875% Senior Notes due 2021 of the Company (the “Notes”);

WHEREAS, Forest Labs successfully solicited consents from a majority of the Holders to, among other things, amend (i) that certain Registration Rights Agreement, dated January 31, 2014 (the “Registration Rights Agreement”), between Forest Labs and Morgan Stanley & Co. LLC, as representative of the several initial purchasers, providing for registration rights with respect to the Notes and (ii) the Indenture to make conforming changes including the removal of references to the Registration Rights Agreement and the removal of the ability of the Notes to accrue Additional Interest pursuant to the Registration Rights Agreement;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Parent Guarantor and the Company are authorized to execute and deliver this Supplemental Indenture, without the consent of any Holder, to amend or supplement the Indenture to add a Guarantee by the Parent Guarantor of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except as set forth below in Section 1.2 hereof and that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 1.2 Amendments to Defined Terms.

a. The definition of “Guarantor” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“ “Guarantor” means (i) any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture and its respective successors and (ii) the Parent Guarantor so long as the Parent Guarantor Guarantees the Notes in accordance with the provisions of this Indenture and its respective successors.”.

b. The definition of “Note Guarantee” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“ “Note Guarantee” means (i) means any Guarantee that may from time to time be entered into by a Subsidiary of the Company after the Issue Date pursuant to Section 4.11 or (ii) the Guarantee of the Notes by the Parent Guarantor by which the Parent Guarantor agrees to be a Guarantor under this Indenture and be bound by the terms of this Indenture applicable to Guarantors, including, but not limited to, Article 10.”.

c. Section 1.01 of the Indenture is hereby amended by inserting the following text after the definition of “Opinion of Counsel”, but before the definition of “Permitted Bank Indebtedness”:

“ “Parent Guarantor” means Actavis plc, an Irish public limited company.”.

ARTICLE II

SECTION 2.1 Agreement to be Bound. The Parent Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Parent Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Guarantee. The Parent Guarantor agrees to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the obligations of the Company under the Indenture and the Notes as provided in Article 10 of the Indenture.

SECTION 2.3 Conforming Amendments.

a. Section 6.01(g) of the Indenture is hereby amended and restated in its entirety as follows:

“except as permitted in this Indenture, any Note Guarantee of any Significant Subsidiary or the Guarantee of the Notes by the Parent Guarantor shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;”.

b.	Section 10.06(a)(1)(A) of the Indenture is hereby amended and restated in its entirety as follows:

“(A) concurrently with any direct or indirect sale, issuance, exchange, disposition, conveyance or transfer (by merger or otherwise) of any Equity Interests of a Guarantor that is a Subsidiary of the Company following which such Guarantor is no longer a Subsidiary of the Company, or of all or substantially all the assets of such Guarantor (determined on a consolidated basis for such Guarantor and its Subsidiaries), in accordance with the applicable provisions of the Indenture following which such Guarantor is no longer a Subsidiary of the Company;”.

c.	Section 10.06(a)(1)(B) of the Indenture is hereby amended and restated in its entirety as follows:

“(B) upon the election of the Company if immediately after the release of such Note Guarantee, the Company would be in compliance with the covenant described under Section 4.06 (other than as result of a release or discharge of a Guarantee provided by such Guarantor upon a payment under such Guarantee) as specified in an Officers’ Certificate; provided, however, that this Section 10.06(a)(1)(B) shall not apply to the Note Guarantee of the Parent Guarantor;”.

ARTICLE III

SECTION 3.1 Notices. All notices and other communications to the Parent Guarantor shall be given as provided in the Indenture to the Parent Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attention: Stephen Kaufhold, Senior Vice President, Treasurer

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended or supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture is an indenture supplemental to the Original Indenture, and the Original Indenture and this Supplemental Indenture shall henceforth be read and construed together for all purposes. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6 Counterparts. This Supplemental Indenture may be executed by one or more of the parties to this Supplemental Indenture on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by facsimile transmission or other electronic format shall be effective as delivery of a manually executed counterpart hereof.

SECTION 3.7 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8 Recitals. The recitals contained herein are those of the Company and not the Trustee, and the Trustee assumes no responsibility for the correctness of same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ACTAVIS PLC, as a Guarantor

By:	/s/ David A. Buchen
Name: David A. Buchen
Title: Chief Legal Officer — Global

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

TANGO MERGER SUB 2 LLC, as the Company

By:	/s/ David A. Buchen
Name: David A. Buchen
Title: Chief Legal Officer — Global